Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MY SIZE, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF FEBRUARY, A.D. 2018, AT 3:06 O’ CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3099545 8100	Authentication: 202161860
SR# 20181034853	Date: 02-15-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:06 PM 02/15/2018 FILED 03:06 PM 02/15/2018 SR 20181034853 - File Number 3099545

Certificate of Amendment
of

Amended and Restated Certificate of Incorporation

of
My Size, Inc.

Under Section 242 of the Delaware General Corporation Law

My Size, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing FIFTH in its entirety with the following:

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”). The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for consideration as may be fixed by the Corporation’s Board of Directors (the “Board of Directors”).

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 15th day of February, 2018.

/s/ Ronen Luzon
Ronen Luzon, CEO